Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee	Steve Capp	Wade Hundley	Chris Plant
Chairman & CEO	CFO	COO	Lewis Fanger
Investor Relations

FOR IMMEDIATE RELEASE

October 20, 2004

Pinnacle Entertainment Receives Gaming License Renewals in Louisiana

LAS VEGAS, October 20, 2004 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that the Louisiana Gaming Control Board unanimously approved gaming license renewals for the Company’s two current Louisiana casinos, Boomtown New Orleans and Boomtown Bossier City. Both renewals extend the gaming licenses for an additional five years.

Pinnacle Entertainment also announced today that the Louisiana Gaming Control Board unanimously approved the Company’s request to modify the licensing conditions for L’Auberge du Lac, currently under construction in Lake Charles, Louisiana. The approval extends the deadline to complete construction of L’Auberge by 60 days, from March 12 to May 12, 2005.

“We would like to thank the Control Board for their approval of this deadline extension,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment. “Despite record levels of rainfall over the past year in Lake Charles, L’Auberge remains on-schedule for an opening in Spring 2005 and on-budget for $365 million.”

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company having adequate funding and cash flows to complete future projects, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

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